Exhibit 99.1

Press Release

XTI Aerospace, Inc. Announces Postponement of Annual Meeting of Stockholders

ENGLEWOOD, CO., November 13, 2025 /PRNewswire/ -- XTI Aerospace, Inc. (Nasdaq: XTIA) (“XTI”), the developer of vertical flight technologies and the TriFan 600 next-generation vertical takeoff and landing (VTOL) aircraft for commercial and defense aerospace applications and the emerging Vertical Economy™, today announced that its 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which was originally scheduled to be held on November 14, 2025, has been postponed. The Annual Meeting is now scheduled to be held virtually on December 30, 2025 at 10:00 a.m. Pacific Time. The record date for the Annual Meeting, September 17, 2025 (the “Record Date”), is unchanged and applies to the postponed Annual Meeting.

XTI intends to file updated proxy materials with the U.S. Securities and Exchange Commission (the “Commission”) and mail such materials to all stockholders entitled to vote at the postponed Annual Meeting based on the Record Date. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the postponed Annual Meeting.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Proxy Statement for the Annual Meeting, which was filed with the Commission on October 10, 2025, is available free of charge at the Commission’s website located at www.sec.gov. Updated proxy materials, when filed, will also be available free of charge at the same website.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, UPDATED PROXY MATERIALS AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION, AS SUCH DOCUMENTS AND FILINGS CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING.

About XTI Aerospace, Inc.

XTI Aerospace, Inc. [Nasdaq: XTIA] is the parent company of XTI Aircraft Company, an aviation business based near Denver, Colorado, currently developing the TriFan 600, a fixed-wing business aircraft designed to have the vertical takeoff and landing (VTOL) capability of a helicopter, maximum cruising speeds of over 300 mph and a range up to 1,000 miles, creating an entirely new category – the xVTOL. Additionally, the Inpixon (inpixon.com) business unit of XTI is a leader in real-time location systems (RTLS) technology with customers around the world who use its location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety. For more information about XTI, please visit xtiaerospace.com and follow XTI on LinkedIn, Instagram, X, and YouTube.

Contacts

General inquiries:
Email: contact@xtiaerospace.com
Web: https://xtiaerospace.com/contact/

Investor Relations:
Dave Gentry, CEO
RedChip Companies, Inc.
Phone: 1-407-644-4256
Email: XTIA@redchip.com

###

8123 InterPort Blvd., Suite C, Englewood, CO, 80112, USA, (800) 680-7412

© XTI Aerospace, Inc. | XTIAerospace.com